UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 28, 2023
Evolv Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39417	84-4473840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Totten Pond Road, 4th Floor Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)
(781) 374-8100
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EVLV	The Nasdaq Stock Market
Warrants to purchase one share of Class A common stock	EVLVW	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on December 21, 2022 (the “SVB Closing Date”), Evolv Technologies Holdings, Inc. (the “Company”) entered into a loan and security agreement by and among the Company, Evolv Technologies, Inc. (“Legacy Evolv”) and Silicon Valley Bank (“SVB”), which provides for an initial term loan advance of $30.0 million, with the opportunity to obtain certain additional term loan advances, subject to the satisfaction of certain conditions (the “2022 SVB Credit Agreement”). A copy of the 2022 SVB Credit Agreement is filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 24, 2023.

The 2022 SVB Credit Agreement includes certain customary covenants, including a covenant that requires the Company to maintain its operating accounts, depository accounts and excess cash with SVB.

On March 10, 2023, the California Department of Financial Protection and Innovation closed SVB and appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver. The FDIC created a successor bridge bank, Silicon Valley Bridge Bank, N.A. (“SVBB”), and all deposits and loans of the Company, including all loans provided under the 2022 SVB Credit Agreement, previously held by SVB were assumed by the newly formed SVBB. On March 26, 2023, the FDIC announced that (i) it had entered into a purchase and assumption agreement for all deposits and loans of SVBB by First-Citizens Bank & Trust Company, Raleigh, North Carolina (“First-Citizens”), (ii) all depositors of SVBB would automatically become depositors of First Citizens and (iii) all deposits assumed by First Citizens would be insured by the FDIC up to the insurance limit. As of March 27, 2023 our deposits at First Citizens exceeded such insurance limit.

In light of the foregoing, on March 28, 2023 (the “Notice Date”), upon the recommendation of the Company’s newly-formed Investment Committee of the Board of Directors, the Company (i) gave notice of its desire and intent to terminate the commitments under the 2022 SVB Credit Agreement and (ii) transferred its excess cash out of First Citizens (the “Transfer”). The Transfer resulted in an event of default under the 2022 SVB Credit Agreement. Upon the occurrence of such event of default, First Citizens could have, but was not required to, declare all obligations under the 2022 SVB Credit Agreement immediately due and payable. First Citizens did not make such declaration following such event of default. Substantially all of the Company’s cash is currently held outside of First Citizens.

On March 31, 2023, prior to any acceleration of the obligations under the 2022 SVB Credit Agreement, the Company paid in full all of its outstanding obligations, including all principal, interest and prepayment fees due under the 2022 SVB Credit Agreement, and the 2022 SVB Credit Agreement was thereby terminated. The principal amount repaid was $29.3 million. The amount of interest repaid was $0.2 million. The prepayment fees paid consisted of 1% of the principal amount repaid.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

As previously disclosed, on March 14, 2023, the Company filed a petition in the Delaware Court of Chancery (the “Court of Chancery”) pursuant to Section 205 of the General Corporation Law of the State of Delaware (the “DGCL”) seeking validation of its Second Amended and Restated Certificate of Incorporation (the “New Certificate of Incorporation”) which, among other things, eliminated the Company’s Class B common stock, par value $0.0001 per share, and increased the total number of authorized shares of the Company’s Class A common stock, par value $0.0001 per share, from 45,000,000 shares to 1,100,000,000 shares (the “Section 205 Action”). The Section 205 Action filed by the Company in the Court of Chancery is captioned In re Evolv Technologies Holdings, Inc., C.A. No. 2023-0314-LWW (Del. Ch.).

On March 29, 2023, the Court of Chancery held a hearing on the Company’s Section 205 Action and granted an order pursuant to Section 205 of the DGCL validating and declaring effective the New Certificate of Incorporation and all shares of capital stock of the Company issued in reliance on the effectiveness of the New Certificate of Incorporation, each as of the date and time of the original issuance of such shares. A copy of the Court of Chancery’s order is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Order Entered by the Delaware Court of Chancery on March 29, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolv Technologies Holdings, Inc.

Date: April 3, 2023	By:	/s/ Peter George
	Name:	Peter George
	Title:	Chief Executive Officer